Exhibit 99.1

FOR IMMEDIATE RELEASE

TUESDAY APRIL 1, 2014

SOTHERLY HOTELS INC. ANNOUNCES ACQUISITON OF

ICONIC ATLANTA HOTEL

Williamsburg, Virginia – April 1, 2014 – SoTHERLY Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that the Company has acquired the Georgian Terrace Hotel (the “Hotel”), an adjacent 698-space parking structure and a 0.6 acre development parcel (collectively, the “Property”) for $61.0 million. The 326-room independent, full-service hotel is located in Atlanta, Georgia’s revitalized Midtown business district. The Hotel will be managed by Chesapeake Hospitality.

As a part of the transaction, the Company closed on a $41.5 million loan with Bank of the Ozarks collateralized by a first mortgage on the Property. The loan carries a floating interest rate of the 3-month LIBOR rate plus 3.75% with a 4.00% interest rate floor and amortizes on a 25-year schedule following a 12-month interest only period. Also as part of the transaction, the Company closed on a $19.0 million loan with Richmond Hill Partners, LP and Essex Equity Joint Investment Vehicle, LLC. The loan carries a fixed interest rate of 10.00% and a one-year term. Proceeds from both loans were used to fund the acquisition in addition to available cash.

Drew Sims, Chief Executive Officer of the Company, commented, “The Georgian Terrace Hotel is a significant acquisition for SoTHERLY Hotels. This iconic hotel gives us a landmark property in the second largest MSA in the Southern United States. Atlanta also serves as a primary feeder market to our existing hotel portfolio and therefore it has been a high priority for us. We are pleased to not only enter this market but to acquire a property of this caliber. We believe there is tremendous upside to both the market and the Hotel.”

The historic Georgian Terrace Hotel, nicknamed the “Grand Dame of Atlanta”, was built in 1911. Located directly across from the “Fabulous” Fox Theatre along Atlanta’s Midtown Mile, the Hotel is an architectural masterpiece prominently displayed at the intersection of Peachtree and Ponce de Leon Streets. Midtown is Atlanta’s strongest performing lodging submarket and is benefiting from a surge in development and business activity with strong office leasing trends and several projects currently under construction. Most notably, Emory University’s $225.0 million Proton Cancer Therapy Center is being constructed adjacent to the Hotel and is set to open in late 2015.

The Hotel features guest rooms averaging over 800 square feet each, the largest in the market, over 16,000 square feet of flexible meeting space, and three food and beverage outlets. The Hotel was modernized in 1991 with the addition of a new tower. Since 2009, over $15.0 million has been invested in the Hotel to renovate the guest rooms and public spaces in order to position the property as “Atlanta’s Modern Classic”. The Hotel is a member of Preferred Hotels Group, Historic Hotels of America, and is listed on the National Register of Historic Places.

For year-end 2013, the Hotel operated at approximately 72.0 percent occupancy, with an average daily rate (“ADR”) of approximately $135.85, room revenue per available room

(“RevPAR”) of approximately $97.44, hotel earnings before interest, taxes, depreciation, and amortization (“Hotel EBITDA”) of approximately $4.5 million, and net operating income after capital reserves (“NOI”) of $3.7 million. The acquisition price represents a cap rate of approximately 7.5% on 2015 estimates. The Hotel is being acquired at an allocated cost of approximately $140,000 per key.

About SoTHERLY Hotels Inc.

SoTHERLY Hotels Inc., formerly MHI Hospitality Corporation, is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, eleven of which are wholly-owned and comprise 2,698 rooms. The Company also has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. All of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. SoTHERLY Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. Factors which could have a material adverse effect on the Company’s future results, performance and achievements, include, but are not limited to: national and local economic and business conditions that affect occupancy rates and revenues at the Company’s hotels and the demand for hotel products and services; risks associated with the hotel industry, including competition, increases in wages and other labor costs, energy costs and other operating costs; the magnitude and sustainability of the economic recovery in the hospitality industry and in the markets in which the Company operates; the availability and terms of financing and capital and the general volatility of the securities markets; risks associated with the level of the Company’s indebtedness and its ability to meet covenants in its debt agreements and, if necessary, to refinance or seek an extension of the maturity of such indebtedness or modify such debt agreements; management and performance of the Company’s hotels; risks associated with the conflicts of interest of the Company’s officers and directors; risks associated with redevelopment and repositioning projects, including delays and cost overruns; supply and demand for hotel rooms in the Company’s current and proposed market areas; the Company’s ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations; the Company’s ability to successfully expand into new markets; legislative/regulatory changes, including changes to laws governing taxation of REITs; the Company’s ability to maintain its qualification as a REIT; and the Company’s ability to maintain adequate insurance coverage. These risks and uncertainties are described in greater detail under “Risk Factors” in the

Company’s Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although the Company believes its current expectations to be based upon reasonable assumptions, it can give no assurance that its expectations will be attained or that actual results will not differ materially.

Contact at the Company:

Scott Kucinski
Vice President – Operations and Investor Relations
SoTHERLY Hotels Inc.
410 West Francis Street
Williamsburg, Virginia 23185
(757) 229-5648